Exhibit 99.1

News Release

Weatherford Announces Second Quarter 2024 Results and
Shareholder Return Program
•Revenues of $1,405 million increased 3.5% sequentially and 10% year-over-year, driven by international revenue growth of 6% sequentially and 14% year-over-year
•Operating income of $264 million increased 13% sequentially and 31% year-over-year
•Net income of $125 million increased 12% sequentially and 52% year-over-year; net income margin of 8.9%
•Adjusted EBITDA* of $365 million increased 9% sequentially and 25% year-over-year; adjusted EBITDA margin* of 26.0% increased by 124 basis points sequentially and by 314 basis points year-over-year
•Cash provided by operating activities of $150 million; adjusted free cash flow* of $96 million
•Introduced the Company’s first-ever shareholder return program with an annual dividend of $1 per share and authorized a three-year share repurchase program of $500 million
•Initiating a regular quarterly cash dividend of $0.25 per share of ordinary shares, starting in September 2024
•Fully redeemed our 6.5% Senior Secured Notes; net leverage* at 0.5x, long-term debt at $1.6 billion
•Expanded the size of our Credit Facility to $720 million
•Launched ForeSite® EDGE 2.0, our next-generation scalable IoT-enabled automation solution enhancing customers' advanced autonomous production optimization in real time

*Non-GAAP - refer to the section titled Non-GAAP Financial Measures Defined and GAAP to Non-GAAP Financial Measures Reconciled

Houston, July 23, 2024 – Weatherford International plc (NASDAQ: WFRD) (“Weatherford” or the “Company”) announced today its results for the second quarter of 2024.
Revenues for the second quarter of 2024 were $1,405 million, an increase of 3.5% sequentially and an increase of 10% year-over-year. Operating income was $264 million in the second quarter of 2024, compared to $233 million in the first quarter of 2024 and $201 million in the second quarter of 2023. Net income in the second quarter of 2024 was $125 million, an 8.9% margin, an increase of 12% or 65 basis points sequentially, and an increase of 52% or 246 basis points year-over-year. Adjusted EBITDA* was $365 million, a 26.0% margin, an increase of 9% or 124 basis points sequentially, and an increase of 25% or 314 basis points year-over-year. Diluted income per share was $1.66 compared to $1.50 in the first quarter of 2024 and $1.12 in the second quarter of 2023.
Second quarter 2024 cash flows provided by operating activities were $150 million, compared to $131 million in the first quarter of 2024 and $201 million in the second quarter of 2023. Adjusted free cash flow* was $96 million, an increase of $14 million sequentially and a decrease of $76 million year-over-year. Capital expenditures were $62 million in the second quarter of 2024, compared to $59 million in the first quarter of 2024 and $36 million in the second quarter of 2023.
Girish Saligram, President and Chief Executive Officer, commented, “The One Weatherford team once again delivered excellent results on margins and adjusted free cash flow. Beyond the usual seasonal effects, we faced some revenue headwinds driven by weather events, social unrest leading to reduced activity in Colombia, and timing shifts in activity in some regions. However, the strong margin performance demonstrates the operating intensity, portfolio differentiation and continued growth runway that we have in place. The second half of the year is poised to deliver mid-single digits sequential revenue growth over the first half, with total year adjusted EBITDA margins expected to be slightly north of 25%. Second half adjusted free cash flow is expected to be materially higher than the first, reaffirming our expectation of adjusted free cash flow of over $500 million for the year. These expectations are reflective of the continued strength in international and offshore activity, spearheaded by the Middle East/North Africa/Asia region, which demonstrated 9% sequential and 29% year-over-year growth in the second quarter.

Based on the Company’s operating performance over the past few years and with the confidence we have in our future, I am pleased to announce that our Board of Directors has approved the first-ever shareholder return program in Weatherford’s history. This is another significant milestone in our journey of creating shareholder value and comprises an annual dividend of $1.00 per share and a $500 million share buyback authorization program over three years. Our Board of Directors has declared our first quarterly dividend of $0.25 per share to be paid on September 12, 2024, to shareholders of record on August 13, 2024. Few would have predicted this scenario just a couple of years ago, but it is a testament to the dedication, commitment and passion of our 19,000 people across 75 countries and my utmost gratitude goes out to them for their relentless focus and execution.”

*Non-GAAP - refer to the section titled Non-GAAP Financial Measures Defined and GAAP to Non-GAAP Financial Measures Reconciled

Operational Highlights
•Bapco Upstream, a subsidiary of Bapco Energies, awarded Weatherford a five-year contract to deliver Directional Drilling and Logging While Drilling Services in Bahrain.
•Equinor awarded Weatherford a two-year frame agreement extension for delivery of Completions, Liner-Hangers, and Slot-Recovery services, including the AlphaV™ next-generation whipstock system, and supported by Weatherford’s Accuview® downhole monitoring solutions.
•CPOC (Carigali-PTTEPI Operating Company) awarded Weatherford a three-year contract for Tubular Running Services for the offshore Phase 6 Development project in the Malaysia-Thailand Joint Development Area.
•ENI awarded Weatherford three multi-year contracts for Tubular Running Services for onshore, offshore, and Carbon Capture & Storage projects across Europe.
•A major operator in Europe awarded Weatherford a two-year contract to provide Wireline Services for a multi-well campaign in offshore Norway.
•OMV Petrom awarded Weatherford a contract for the supply of Open Hole Zonal Isolation Equipment and related services for the Neptun Deep subsea development in the Romanian Black Sea, representing the first deep water development in this area, aiming to tap into substantial natural gas reserves.
•A major European energy infrastructure company awarded Weatherford a one-year contract to provide integrated Plug and Abandonment services for offshore wells on an Underground Gas Storage Project.
•A major operator awarded Weatherford a three-year contract for Drilling and Intervention Services for an Underground Sludge Storage Project to support its copper mining operations.

Technology Highlights
•Drilling & Evaluation (“DRE”)
◦We deployed our VictusTM Intelligent Managed Pressure Drilling (MPD) solution for offshore Saudi Aramco. The system provided precise dynamic testing, enabling faster drilling speeds and reducing drilling fluid losses.
◦In Kuwait, we deployed the VictusTM Intelligent MPD system to drill a well and cement a liner for KOC’s deepest well drilled in that field with complex reservoir conditions, where conventional methods would not have been feasible.
•Well Construction and Completions (“WCC”)
◦We successfully deployed our enhanced Expandable Sand Screen (ESS) for a major operator in Sub-Sahara Africa. The enhanced ESS enables deployment, expansion, and tool retrieval in a single trip, eliminating the need for intermediate completion and saving cost by reducing the time and complexity of completion programs.

◦We completed installation of our first ForeSite® Sense Fiber Optic monitoring system in a gas storage well for a major operator in the Middle East. The application will help ensure wellbore integrity, monitor for potential gas migration, and leak paths.
•Production and Intervention (“PRI”)
◦An operator in the US awarded Weatherford a one-year contract for pumping units that included the supply of our Permanent Magnetic Motor (PMM) technology, which helps reduce energy costs and carbon footprint by utilizing more efficient electric motors.
◦We launched ForeSite® EDGE 2.0, our next-generation scalable IoT-enabled automation solution enhancing customers' advanced autonomous production optimization in real time. This innovation harnesses high-frequency data processing and modeling at the well site to deliver autonomous production optimization in real-time, thereby enhancing well production, reducing total cost of ownership, and minimizing environmental impact and safety risks.

Shareholder Return

On July 23, 2024, our Board declared a cash dividend of $0.25 per share of the Company’s ordinary shares, payable on September 12, 2024, to shareholders of record as of August 13, 2024. Our Board also authorized a dividend program under which we intend to pay regular quarterly cash dividends, subject to our Board’s discretion and continuing determination that it is in the best interest of the Company and complies with applicable legal requirements.
Our Board also approved a $500 million share repurchase program to be executed over the next three years. The actual timing, manner, number, and value of shares repurchased under the program will depend on a number of factors, including but not limited to the market price of the Company’s ordinary shares, market and economic conditions, applicable contractual, legal, regulatory or other requirements and other business considerations.

Results by Reportable Segment
Drilling and Evaluation (“DRE”)

	Three Months Ended			Variance
($ in Millions)	June 30, 2024	March 31, 2024	June 30, 2023	Seq.		YoY
Revenue	$427	$422	$394	1%		8%
Segment Adjusted EBITDA	$130	$130	$106	—%		23%
Segment Adj EBITDA Margin	30.4%	30.8%	26.9%	(36)	bps	354	bps
Second quarter 2024 DRE revenue of $427 million increased by $5 million, or 1% sequentially, primarily from higher Managed Pressure Drilling activity partially offset by a decrease in Drilling-related services mainly due to project delays in Latin America and seasonality in Canada. Year-over-year DRE revenues increased by $33 million, or 8%, primarily from higher Wireline and Managed Pressure Drilling activity, partly offset by a decrease in Drilling-related services in Latin America.
Second quarter 2024 DRE segment adjusted EBITDA of $130 million was essentially flat sequentially, as higher Managed Pressure Drilling activity was primarily offset by lower drilling-related services in Latin America due to project delays and seasonality in Canada. Year-over-year DRE segment adjusted EBITDA increased by $24 million, or 23%, primarily from higher Managed Pressure Drilling and Wireline activity, partly offset by lower Drilling-related services in Latin America due to project delays.
Well Construction and Completions (“WCC”)

	Three Months Ended			Variance
($ in Millions)	June 30, 2024	March 31, 2024	June 30, 2023	Seq.		YoY
Revenue	$504	$458	$440	10%		15%
Segment Adjusted EBITDA	$145	$120	$109	21%		33%
Segment Adj EBITDA Margin	28.8%	26.2%	24.8%	257	bps	400	bps
Second quarter 2024 WCC revenue of $504 million increased by $46 million, or 10% sequentially, primarily due to higher Completions and Liner Hangers activity in the Middle East/North Africa/Asia and Europe/Sub-Sahara Africa. Year-over-year WCC revenues increased by $64 million, or 15%, primarily due to higher Completions, Liner Hangers, and Tubular Running Services activity in Middle East/North Africa/Asia, partly offset by a decrease in activity in North America.
Second quarter 2024 WCC segment adjusted EBITDA of $145 million increased by $25 million, or 21% sequentially, primarily due to higher activity in Middle East/North Africa/Asia and Europe/Sub-Sahara Africa. Year-over-year WCC segment adjusted EBITDA increased by $36 million, or 33%, primarily due to higher activity and fall through in Tubular Running Services, Cementation Products, and Completions.

Production and Intervention (“PRI”)

	Three Months Ended			Variance
($ in Millions)	June 30, 2024	March 31, 2024	June 30, 2023	Seq.		YoY
Revenue	$369	$348	$366	6%		1%
Segment Adjusted EBITDA	$85	$73	$81	16%		5%
Segment Adj EBITDA Margin	23.0%	21.0%	22.1%	206	bps	90	bps
Second quarter 2024 PRI revenue of $369 million increased by $21 million, or 6%, mainly due to increased Intervention Services & Drilling Tools and Artificial Lift activity in Middle East/North Africa/Asia and Pressure Pumping activity in Latin America. Year-over-year PRI revenue increased by $3 million or 1%, primarily from higher international Intervention Services and Drilling Tools activity offset by a decline in Artificial Lift activity.
Second quarter 2024 PRI segment adjusted EBITDA of $85 million, increased by $12 million, or 16% sequentially, primarily from higher overall activity and fall through in international Pressure Pumping. Year-over-year PRI segment adjusted EBITDA increased by $4 million, or 5% year-over-year, primarily due to higher fall through in Artificial Lift and Intervention Services and Drilling Tools partly offset by lower activity in Latin America.
Revenue by Geography

	Three Months Ended				Variance
($ in Millions)	June 30, 2024	March 31, 2024	June 30, 2023	Seq.	YoY
North America	$252	$267	$265	(6)%	(5)%

International	$1,153	$1,091	$1,009	6%	14%
Latin America	353	370	371	(5)%	(5)%
Middle East/North Africa/Asia	542	497	421	9%	29%
Europe/Sub-Sahara Africa/Russia	258	224	217	15%	19%
Total Revenue	$1,405	$1,358	$1,274	3.5%	10%
North America
Second quarter 2024 North America revenue of $252 million decreased by $15 million, or 6% sequentially, primarily due to a seasonal decline in activity in Canada, partly offset by higher Artificial Lift activity in the United States. Year-over-year, North America decreased by $13 million, or 5%, primarily from lower Intervention Services and Drilling Tools activity in the United States, partly offset by higher Wireline activity.
International
Second quarter 2024 international revenue of $1,153 million increased 6% sequentially and 14% year-over-year.
Second quarter 2024 Latin America revenue of $353 million decreased by $17 million, or 5% sequentially, primarily due to lower activity in Colombia as a consequence of social unrest, and Drilling-related services project delays in Mexico, partly offset by higher Pressure Pumping activity in Argentina. Year-over-year, Latin America revenue decreased by $18 million, or 5%, primarily due to lower activity in Colombia as a consequence of social unrest, partly offset by higher activity in Argentina and Mexico.
Second quarter 2024 Middle East/North Africa/Asia revenue of $542 million increased by $45 million, or 9%, mainly due to an increase in activity across all segments mainly driven by higher WCC activity in Saudi Arabia and Asia, partly offset by a decrease in Integrated Services and Projects activity. Year-over-year, the Middle East/North Africa/Asia revenue increased by $121 million, or 29%, due to an increase in activity across all segments, primarily in Saudi Arabia, Asia, Kuwait, and United Arab Emirates.
Second quarter 2024 Europe/Sub-Sahara Africa/Russia revenue of $258 million increased by $34 million or 15% sequentially, mainly driven by higher Managed Pressure Drilling and Completions activity, partly offset by lower Drilling-related services activity. Year-over-year Europe/Sub-Sahara Africa/Russia revenue increased by $41 million, or 19%, primarily due to increased activity across all segments, partly offset by a decline in Russia.

About Weatherford
Weatherford delivers innovative energy services that integrate proven technologies with advanced digitalization to create sustainable offerings for maximized value and return on investment. Our world-class experts partner with customers to optimize their resources and realize the full potential of their assets. Operators choose us for strategic solutions that add efficiency, flexibility, and responsibility to any energy operation. The Company conducts business in approximately 75 countries and has approximately 19,000 team members representing more than 110 nationalities and 330 operating locations. Visit weatherford.com for more information and connect with us on social media.
Conference Call Details
Weatherford will host a conference call on Wednesday, July 24, 2024, to discuss the Company’s results for the second quarter ended June 30, 2024. The conference call will begin at 9:00 a.m. Eastern Time (8:00 a.m. Central Time).
Listeners are encouraged to download the accompanying presentation slides which will be available in the investor relations section of the Company’s website.
Listeners can participate in the conference call via a live webcast at https://www.weatherford.com/investor-relations/investor-news-and-events/events/ or by dialing +1 877-328-5344 (within the U.S.) or +1 412-902-6762 (outside of the U.S.) and asking for the Weatherford conference call. Participants should log in or dial in approximately 10 minutes prior to the start of the call.
A telephonic replay of the conference call will be available until August 7, 2024, at 5:00 p.m. Eastern Time. To access the replay, please dial +1 877-344-7529 (within the U.S.) or +1 412-317-0088 (outside of the U.S.) and reference conference number 1382600. A replay and transcript of the earnings call will also be available in the investor relations section of the Company’s website.

Contacts
For Investors:
Mohammed Topiwala
Vice President, Investor Relations and M&A
+1 713-836-7777
investor.relations@weatherford.com

For Media:
Kelley Hughes
Senior Director, Communications & Employee Engagement
+1 713-836-4193
media@weatherford.com

Forward-Looking Statements
This news release contains projections and forward-looking statements concerning, among other things, the Company’s quarterly and full-year revenues, adjusted EBITDA*, adjusted EBITDA margin*, adjusted free cash flow*, net leverage*, shareholder return program, forecasts or expectations regarding business outlook, prospects for its operations, capital expenditures, expectations regarding future financial results, and are also generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “outlook,” “budget,” “intend,” “strategy,” “plan,” “guidance,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are based upon the current beliefs of Weatherford’s management and are subject to significant risks, assumptions, and uncertainties. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Readers are cautioned that forward-looking statements are only predictions and may differ materially from actual future events or results, based on factors including but not limited to: global political disturbances, war, terrorist attacks, changes in global trade policies, weak local economic conditions and international currency fluctuations; general global economic repercussions related to U.S. and global inflationary pressures and potential recessionary concerns; various effects from the Russia Ukraine conflict including, but not limited to, nationalization of assets, extended business interruptions, sanctions, treaties and regulations imposed by various countries, associated operational and logistical challenges, and impacts to the overall global energy supply; cybersecurity issues; our ability to comply with, and respond to, climate change, environmental, social and governance and other sustainability initiatives and future legislative and regulatory measures both globally and in specific geographic regions; the potential for a resurgence of a pandemic in a given geographic area and related disruptions to our business, employees, customers, suppliers and other partners; the price and price volatility of, and demand for, oil and natural gas; the macroeconomic outlook for the oil and gas industry; our ability to generate cash flow from operations to fund our operations; our ability to effectively and timely adapt our technology portfolio, products and services to address and participate in changes to the market demands for the transition to alternate sources of energy such as geothermal, carbon capture and responsible abandonment, including our digitalization efforts; our ability to return capital to shareholders, including those related to the timing and amounts (including any plans or commitments in respect thereof) of any dividends and share repurchases; and the realization of additional cost savings and operational efficiencies.
These risks and uncertainties are more fully described in Weatherford’s reports and registration statements filed with the Securities and Exchange Commission (the “SEC”), including the risk factors described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Accordingly, you should not place undue reliance on any of the Company’s forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law, and we caution you not to rely on them unduly.

*Non-GAAP - refer to the section titled Non-GAAP Financial Measures Defined and GAAP to Non-GAAP Financial Measures Reconciled

Weatherford International plc
Selected Statements of Operations (Unaudited)

	Three Months Ended			Six Months Ended
($ in Millions, Except Per Share Amounts)	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024		June 30, 2023
Revenues:
DRE Revenues	$427	$422	$394	$849		$766
WCC Revenues	504	458	440	962		861
PRI Revenues	369	348	366	717		715
All Other	105	130	74	235		118
Total Revenues	1,405	1,358	1,274	2,763		2,460

Operating Income:
DRE Segment Adjusted EBITDA[1]	$130	$130	$106	$260		$214
WCC Segment Adjusted EBITDA[1]	145	120	109	265		205
PRI Segment Adjusted EBITDA[1]	85	73	81	158		149
All Other [2]	23	27	9	50		18
Corporate [2]	(18)	(14)	(14)	(32)		(26)
Depreciation and Amortization	(86)	(85)	(81)	(171)		(161)
Share-based Compensation	(12)	(13)	(8)	(25)		(17)
Other (Charges) Credits	(3)	(5)	(1)	(8)		4
Operating Income	264	233	201	497		386

Other Expense:
Interest Expense, Net of Interest Income of $17, $14, $16, $31 and $32	(24)	(29)	(31)	(53)		(62)
Loss on Blue Chip Swap Securities	(10)	—	(57)	(10)		(57)
Other Expense, Net	(20)	(22)	(39)	(42)	—	(74)
Income Before Income Taxes	210	182	74	392		193
Income Tax Benefit (Provision)	(73)	(59)	16	(132)		(22)
Net Income	137	123	90	260		171
Net Income Attributable to Noncontrolling Interests	12	11	8	23		17
Net Income Attributable to Weatherford	$125	$112	$82	$237		$154

Basic Income Per Share	$1.71	$1.54	$1.14	$3.25		$2.14
Basic Weighted Average Shares Outstanding	73.2	72.9	72.1	73.1		72.1

Diluted Income Per Share	$1.66	$1.50	$1.12	$3.16		$2.11
Diluted Weighted Average Shares Outstanding	75.3	74.7	73.4	75.0		73.4

[1]Segment adjusted EBITDA is our primary measure of segment profitability under U.S. GAAP ASC 280 “Segment Reporting” and represents segment earnings before interest, taxes, depreciation, amortization, share-based compensation expense and other adjustments. Research and development expenses are included in segment adjusted EBITDA.
[2]All other results were from non-core business activities related to all other segments (profit and loss) and Corporate includes overhead support and centrally managed or shared facility costs. All Other and Corporate do not individually meet the criteria for segment reporting.

Weatherford International plc
Selected Balance Sheet Data (Unaudited)

($ in Millions)	June 30, 2024	December 31, 2023
Assets:
Cash and Cash Equivalents	$862	$958
Restricted Cash	58	105
Accounts Receivable, Net	1,319	1,216
Inventories, Net	884	788
Property, Plant and Equipment, Net	1,007	957
Intangibles, Net	384	370

Liabilities:
Accounts Payable	771	679
Accrued Salaries and Benefits	293	387
Current Portion of Long-term Debt	20	168
Long-term Debt	1,628	1,715

Shareholders’ Equity:
Total Shareholders’ Equity	1,240	922
[1] Net debt is a non-GAAP measure calculated as total short and long-term debt less cash and cash equivalents and restricted cash.

Weatherford International plc
Selected Cash Flows Information (Unaudited)

	Three Months Ended			Six Months Ended
($ in Millions)	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Cash Flows From Operating Activities:
Net Income	$137	$123	$90	$260	$171
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Depreciation and Amortization	86	85	81	171	161
Foreign Exchange Losses	8	15	29	23	58
Loss on Blue Chip Swap Securities	10	—	57	10	57
Inventory Charges	9	6	—	15	11
Gain on Disposition of Assets	(25)	(7)	(2)	(32)	(7)
Deferred Income Tax Provision (Benefit)	13	14	(71)	27	(53)
Share-Based Compensation	12	13	8	25	17
Changes in Accounts Receivable, Inventory, Accounts Payable and Accrued Salaries and Benefits	(22)	(152)	11	(174)	(162)
Other Changes, Net	(78)	34	(2)	(44)	32
Net Cash Provided By Operating Activities	150	131	201	281	285

Cash Flows From Investing Activities:
Capital Expenditures for Property, Plant and Equipment	(62)	(59)	(36)	(121)	(100)
Proceeds from Disposition of Assets	8	10	7	18	14
Business Acquisitions, Net of Cash Acquired	—	(36)	—	(36)	(4)
Purchases of Blue Chip Swap Securities	(50)	—	(110)	(50)	(110)
Proceeds from Sales of Blue Chip Swap Securities	40	—	53	40	53
Proceeds from Sale of Investments	—	41	33	41	33
Other Investing Activities	3	(10)	(5)	(7)	(8)
Net Cash Used In Investing Activities	(61)	(54)	(58)	(115)	(122)

Cash Flows From Financing Activities:
Repayments of Long-term Debt	(87)	(172)	(164)	(259)	(230)
Distributions to Noncontrolling Interests	(9)	—	—	(9)	(6)
Tax Remittance on Equity Awards Vested	(1)	(8)	(2)	(9)	(54)
Other Financing Activities	(5)	(7)	(4)	(12)	(7)
Net Cash Used In Financing Activities	$(102)	$(187)	$(170)	$(289)	$(297)

Weatherford International plc
Non-GAAP Financial Measures Defined (Unaudited)

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP financial measures (as defined under the SEC’s Regulation G and Item 10(e) of Regulation S-K) may provide users of this financial information additional meaningful comparisons between current results and results of prior periods and comparisons with peer companies. The non-GAAP amounts shown in the following tables should not be considered as substitutes for results reported in accordance with GAAP but should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

Adjusted EBITDA* - Adjusted EBITDA* is a non-GAAP measure and represents consolidated income before interest expense, net, income taxes, depreciation and amortization expense, and excludes, among other items, restructuring charges, share-based compensation expense, as well as other charges and credits. Management believes adjusted EBITDA* is useful to assess and understand normalized operating performance and trends. Adjusted EBITDA* should be considered in addition to, but not as a substitute for consolidated net income and should be viewed in addition to the Company's reported results prepared in accordance with GAAP.

Adjusted EBITDA margin* - Adjusted EBITDA margin* is a non-GAAP measure which is calculated by dividing consolidated adjusted EBITDA* by consolidated revenues. Management believes adjusted EBITDA margin* is useful to assess and understand normalized operating performance and trends. Adjusted EBITDA margin* should be considered in addition to, but not as a substitute for consolidated net income margin and should be viewed in addition to the Company's reported results prepared in accordance with GAAP.

Adjusted Free Cash Flow* - Adjusted Free Cash Flow* is a non-GAAP measure and represents cash flows provided by (used in) operating activities, less capital expenditures plus proceeds from the disposition of assets. Management believes adjusted free cash flow* is useful to understand our performance at generating cash and demonstrates our discipline around the use of cash. Adjusted free cash flow* should be considered in addition to, but not as a substitute for cash flows provided by operating activities and should be viewed in addition to the Company's reported results prepared in accordance with GAAP.

Net Debt* - Net Debt* is a non-GAAP measure that is calculated taking short and long-term debt less cash and cash equivalents and restricted cash. Management believes the net debt* is useful to assess the level of debt in excess of cash and cash and equivalents as we monitor our ability to repay and service our debt. Net debt* should be considered in addition to, but not as a substitute for overall debt and total cash, and should be viewed in addition to the Company’s results prepared in accordance with GAAP.

Net Leverage* - Net Leverage* is a non-GAAP measure which is calculated by dividing by taking net debt* divided by adjusted EBITDA* for the trailing 12 months. Management believes the net leverage* is useful to understand our ability to repay and service our debt. Net leverage* should be considered in addition to, but not as a substitute for the individual components of above defined net debt* divided by consolidated net income attributable to Weatherford, and should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

*Non-GAAP - as defined above and reconciled to the GAAP measures in the section titled GAAP to Non-GAAP Financial Measures Reconciled

Weatherford International plc
GAAP to Non-GAAP Financial Measures Reconciled (Unaudited)
($ in Millions, Except Margin in Percentages)

	Three Months Ended			Six Months Ended
($ in Millions)	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Revenues	$1,405	$1,358	$1,274	$2,763	$2,460
Net Income Attributable to Weatherford	$125	$112	$82	$237	$154
Net Income Margin	8.9%	8.2%	6.4%	8.6%	6.3%
Adjusted EBITDA*	$365	$336	$291	$701	$560
Adjusted EBITDA Margin*	26.0%	24.7%	22.8%	25.4%	22.8%

Net Income Attributable to Weatherford	$125	$112	$82	$237	$154
Net Income Attributable to Noncontrolling Interests	12	11	8	23	17
Income Tax Provision (Benefit)	73	59	(16)	132	22
Interest Expense, Net of Interest Income of $17, $14, $16, $31 and $32	24	29	31	53	62
Loss on Blue Chip Swap Securities	10	—	57	10	57
Other Expense, Net	20	22	39	42	74
Operating Income	264	233	201	497	386
Depreciation and Amortization	86	85	81	171	161
Other Charges (Credits)	3	5	1	8	(4)
Share-Based Compensation	12	13	8	25	17
Adjusted EBITDA*	$365	$336	$291	$701	$560

Net Cash Provided By Operating Activities	$150	$131	$201	$281	$285
Capital Expenditures for Property, Plant and Equipment	(62)	(59)	(36)	(121)	(100)
Proceeds from Disposition of Assets	8	10	7	18	14
Adjusted Free Cash Flow*	$96	$82	$172	$178	$199

*Non-GAAP - as reconciled to the GAAP measures above and defined in the section titled Non-GAAP Financial Measures Defined

Weatherford International plc
GAAP to Non-GAAP Financial Measures Reconciled Continued (Unaudited)
($ in Millions)

($ in Millions)	June 30, 2024		March 31, 2024		June 30, 2023
Current Portion of Long-term Debt	$20		$101		$33
Long-term Debt	1,628		1,629		1,993
Total Debt	$1,648		$1,730		$2,026

Cash and Cash Equivalents	$862		$824		$787
Restricted Cash	58		113		135
Total Cash	$920		$937		$922

Components of Net Debt
Current Portion of Long-term Debt	$20		$101		$33
Long-term Debt	1,628		1,629		1,993
Less: Cash and Cash Equivalents	862		824		787
Less: Restricted Cash	58		113		135
Net Debt*	$728		$793		$1,104

Net Income for trailing 12 months	$500		$457		$254
Adjusted EBITDA* for trailing 12 months	$1,327		$1,253		$1,040

Net Leverage* (Net Debt*/Adjusted EBITDA*)	0.5	x	0.6	x	1.1	x

*Non-GAAP - as reconciled to the GAAP measures above and defined in the section titled Non-GAAP Financial Measures Defined